[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.16

Sale and Supply Agreement

This Sales and Supply Agreement (“Agreement”) is entered into and is effective as of the last date of signature found below (the “Effective Date”), by and between Illumina, Inc., a Delaware corporation, having a place of business at 9885 Towne Centre Drive, San Diego, CA 92121 (“Illumina”), and Aria Diagnostics, Inc., a Delaware corporation, having a place of business at 5945 Optical Court, San Jose, CA 95138 (“Customer”). Each of Illumina and Customer is a “Party” and, together, are the “Parties” to this Agreement.

Recitals

A. Illumina sells and supplies products and services for genetic analysis research and applied applications, including equipment and consumables for nucleic acid sequencing.

B. Customer and Illumina desire to enter into a sales and supply agreement under terms and conditions mutually acceptable to both Parties, as set forth below.

Therefore, in consideration of the premises, covenants and agreements set forth herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows in this Agreement.

Agreement

1. Definitions.

“Affiliate” means with respect to a Party, any entity that, directly or indirectly, controls, is controlled by or is under common control with such Party for so long as such control exists. For purposes of this definition, an entity has control of another entity if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other entity or otherwise direct the affairs of such other entity, whether through ownership of at least fifty percent (50%) of the voting securities of such other entity, by contract or otherwise.

“Agreement” is defined in the introductory paragraph.

“CLIA Laboratory” means a clinical laboratory that is licensed under the Clinical Laboratory Improvement Amendments (“CLIA”).

“Confidential Information” is defined in Section 20(a).

“Consumable Spend” is defined in Exhibit A.

“Consumable Warranty Period” is defined in Section 28.

“Consumables” means all Goods supplied hereunder as specified as consumables in Exhibit A that are for use with, and to be consumed through the use of, Hardware.

“Core IP Rights in Goods” means those Illumina Intellectual Property Rights that pertain to the Goods (and use thereof in accordance with their Documentation) other than Secondary Illumina IP Rights in Goods, which are expressly excluded from Core IP Rights in Goods.

“Custom Goods” means any Goods specifically made in response to Customer’s design requirements and supplied under this Agreement that are not offered for general commercial sale by Illumina, including, without limitation, [*], Discontinued Consumables that are not replaced by Substitute Consumables or new, repackaged or reconfigured Consumables. For the avoidance of doubt, Goods may be Custom Goods regardless of whether they are offered for sale to one or more parties other than Customer.

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“Customer” is defined in the introductory paragraph of this Agreement.

“Customer Field of Use” means (a) commercial services for the cell-free detection of fetal chromosomal abnormalities having a length greater than one megabase by pre-natal screening using DNA sequencing, which services are required by governmental regulation or law to be performed in a CLIA Laboratory, and (b) internal, non-commercial experimental research [*], subject to the exclusion of restricted activities set forth in Section 21(a) of the Agreement.

“Derivative Software” means any derivative or modification of Software made by Customer as may be permitted by the relevant EULA.

“Disclosing Party” is defined in Section 20(a).

“Discontinued Consumable” means any Consumable that was supplied to Customer under this Agreement, but that is being phased out of supply by Illumina or for which Illumina offers for sale a Substitute Consumable or a new, reconfigured, or repackaged version that is changed in form, fit or function from the Consumable.

“Discontinued Goods” means Discontinued Consumable or any other discontinued Good.

“Documentation” means user manuals, protocols, labels or other documentation provided by Illumina under this Agreement or in connection with the Goods and related to the use and maintenance of the Goods.

“Effective Date” is defined in the introductory paragraph.

“Excluded Claim” is defined in Section 22(b).

“EULA” means the software end user license agreement for Software.

“Facility” means the Customer facility or a Subsidiary facility, as applicable, located at the shipping address identified on the Purchase Order.

“Fetal Aneuploidy Service” means a commercial service within subpart (a) of the Customer Field of Use to detect fetal aneuploidy by sequencing DNA present in maternal blood.

“Firm Forecast” is as defined in Section 8(a).

“Forecast” is as defined in Section 8(a).

“GMP” means good manufacturing practices as required by the FDA.

“Goods” means any and all of the Consumables, Hardware and Software supplied hereunder as set forth on Exhibit A, as may be amended from time to time in accordance with Section 32(h). For clarity, Goods shall include Custom Goods, Discontinued Consumables and Substitute Consumables.

“Hardware” means the Instruments, accessories or peripherals, and other hardware to be supplied hereunder, which are specified as Hardware or Instruments on Exhibit A and described in more detail in the Specifications.

“Hardware Warranty Period” is defined in Section 25(a).

“Illumina” is defined in the introductory paragraph.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Illumina Intellectual Property Rights” means all Intellectual Property Rights owned or controlled by Illumina and its Affiliates. Core IP Rights in Goods and Secondary IP Rights in Goods are separate, non-overlapping subsets within Illumina Intellectual Property Rights.

“Instrument” means equipment to be supplied hereunder as specified as Instruments in Exhibit A.

“Intellectual Property Rights” means all rights in patent, copyrights, trade secrets, know-how, trademark, service mark and trade dress rights and other intellectual property rights, current or future, under the laws of any jurisdiction, together with all applications therefor and registrations thereto.

“Minimum Annual Purchase” is defined in Section 10(a).

“Party” and “Parties” are defined in the introductory paragraph.

“Purchase Order” means the written order for Goods submitted to Illumina by Customer pursuant to this Agreement.

“Recipient Party” is defined in Section 20(a).

“RUO” means research use only.

“Secondary IP Rights in Goods” means the secondary Illumina Intellectual Property Rights that pertain to the Goods (and use thereof) only with regard to particular field(s) or application(s), and are not common to the Goods in all applications and fields. [*].

“Software” means the software supplied under this Agreement as part of and/or to control the Hardware, including updates and upgrades , whether standalone or as incorporated or embedded in Hardware or components thereof or otherwise supplied under this Agreement whether or not there is a separate charge therefor, including any third party software.

“Specifications” means the written specifications for Goods that are contained in the Documentation, and/or other written materials in effect for the Goods on the Effective Date or as they may be revised pursuant to the terms of this Agreement. For the avoidance of doubt, Specifications are the features and characteristics of the Goods.

“Subsidiary or Subsidiaries” means any Affiliate that is wholly owned or controlled by Customer for so long as such ownership or control exists.

“Substitute Consumable” means a Consumable (or combination of Consumables) that is manufactured under GMP and is substantially equivalent to, and substitutes for, a non-GMP Consumable set forth on Exhibit A.

“Term” is defined in Section 29(a).

“Test Fee” is defined in Exhibit A.

“Unreleased Products” is defined in Section 32(a).

2. Supply of Goods. (a) Upon receipt of Customer Purchase Orders, Illumina shall sell and supply Goods set forth on Exhibit A to Customer in accordance with the terms and conditions of this Agreement and, subject to Section 5, the applicable Purchase Order. (b) [*]. (c) The Parties acknowledge and agree that nothing in this Agreement shall prevent Illumina from manufacturing, offering and selling Goods to any third party or Affiliate, or from Illumina or its Affiliates using the Goods themselves, at any time, for any use even if uses by such third parties, Affiliates or Illumina are competitive with Customer. The Parties further acknowledge and agree that Customer shall have the same right as other Illumina customers to purchase RUO-labeled products sold by Illumina (which may or may not be similar to or the same type of product as product sold as Goods under this Agreement) and use such RUO-labeled products for research and

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

development outside the Customer Field of Use and/or within subpart (b) of the Customer Field of Use under the commercial terms and conditions of sale that are applicable to the purchase of such products, provided that Customer shall not have any right to use such products purchased outside of this Agreement for any test performed in a CLIA laboratory as a commercial service.

3. Rights Conferred upon Customer.

a. Rights Conferred. Subject to the terms and conditions of this Agreement, including without limitation Section 4, Section 13 (invoice and payment) and Section 21 (restrictions), the purchase of Goods under this Agreement confers on Customer the non-exclusive, non-transferable, personal, non-sublicensable right under Core IP Rights in Goods to use and import (only from Illumina, its Affiliates, or their authorized distributors) the Goods only in the Customer Field of Use. For clarity, the foregoing rights may be exercised alone or in conjunction with other prenatal testing services provided by Customer, subject to Section 2 (duplicate samples).

b. Customer Field of Use. The Customer Field of Use may be amended only upon the written authorization of both Parties in accordance with Section 32(h) (amendment).

c. No Other Rights Granted. [*] No right or license under any Illumina Intellectual Property Rights [*], is or are granted, expressly or by implication, to Customer under this Agreement except as expressly stated in Section 3(a). The Goods may be covered by one or more U.S. or foreign patents. All references in this Agreement to the “purchase” or “sale” of Software shall mean the acquiring by Customer or granting by Illumina, respectively, of a license to use such Software to exercise the rights pertaining to such Software that are expressly set forth herein.

4. Third Party and Illumina Intellectual Property Rights; Customer Representation and Warranty on Use of Goods.

a. Customer’s intended use of Goods within the Customer Field of Use during the Term may require that it obtain from third parties or from Illumina (or its Affiliates) additional rights or licenses above the rights conferred in Section 3(a). Customer acknowledges and agrees that it is solely Customer’s responsibility throughout the Term to identify and ensure that it has all rights from third parties and, with respect to Secondary IP Rights in Goods, all rights from Illumina that are necessary for its intended use of Goods in the Customer Field of Use, as it may be amended pursuant to Section 3(b). [*].

b. Customer represents, warrants, and covenants, that (i) it shall not use the Goods for any purpose or use outside of the Customer Field of Use, (ii) it shall not use the Goods for any testing, commercial service, or clinical activity that is required by governmental regulation or law to be performed in a CLIA Laboratory except for as expressly stated in subpart (a) of Customer Field of Use, and (iii) [*].

5. Applicability of Terms and Conditions; Subsidiaries. This Agreement shall exclusively govern the ordering, purchase and supply of the Goods by Customer from Illumina, and shall override any conflicting, amending and/or additional terms contained in any purchase orders, invoices or similar documents, which are hereby rejected and shall be null and void. Failure of Illumina or Customer to object to any such terms shall not constitute a waiver by Illumina or Customer, nor constitute acceptance by Illumina or Customer of such terms and conditions. Subsidiaries of Customer are permitted to purchase Goods directly from Illumina hereunder provided that such Subsidiaries (a) are subject to and adhere to all of the terms and conditions of this Agreement that are applicable to Customer, regardless of whether a term or condition refers only to Customer (and, for clarity, Subsidiaries shall have all of the rights granted hereunder by Illumina to Customer to purchase Goods, and those rights conferred on Customer upon purchase of Goods, regardless of whether a term granting such right refers only to Customer), (b) shall be directly liable to Illumina with respect to adherence to the terms and conditions of this Agreement, and (c) [*]. If requested by Illumina, then Customer will cause its Subsidiary(ies) who wish to purchase Goods under this Agreement to execute a written acknowledgement of the terms and conditions of this Agreement prepared by Illumina. As of the Effective Date, Customer does not have any Subsidiaries.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6. Installation; Testing.

a. Installation Cost. Illumina shall install Instruments ordered hereunder at the Facility. The Facility shall be located in the United States. Subject to the terms and conditions of this Agreement, the cost of such installation is included in the purchase price of the Instruments. Illumina will, or will cause its designee to, [*] schedule and complete installation of Instruments within [*]. Illumina will provide Customer with any predefined specifications or requirements for the Facility that are necessary for the installation of the Instrument. If [*] the Facility does not meet such predefined specifications or requirements for the installation of such Instrument, then Customer agrees to [*] bring the Facility within such compliance for installation of Instruments. This Section 6(a) is also applicable to Hardware, other than Instruments, that requires installation.

b. Testing of Consumables. Customer shall have the right to verify that the Consumables conform to Specifications upon receipt, and reject such quantities of the Consumables within each shipment that fail to conform to the shelf-life requirements set forth in Section 23, and of any Consumables that fail to conform to the Specifications or the warranties given by Illumina in Section 28, which rejection shall be accomplished by giving written notice to Illumina specifying the manner in which such shipment fails to meet the foregoing requirements. The warranty for Consumables set forth in Section 28 of this Agreement shall survive any failure to reject by Customer under this Section 6(b). Illumina will [*] resolve any non-conformity and, if required, provide a replacement shipment of conforming Consumables to Customer at no additional cost.

7. Shipping; Title and Risk of Loss.

a. Documentation and Packaging. Prior to each shipment of Consumables, Illumina shall perform quality control testing procedures and inspections to verify that the Consumables to be shipped conform to the Specifications. Illumina shall [*] provide Consumables from one production lot per shipment [*]. All Consumables delivered hereunder shall be packaged in containers suitable for shipment in accordance with the Specifications or as otherwise agreed by the Parties in writing. Each such shipment will be labeled with a description of its contents, including quantity of Consumables Goods, and date of manufacture, and the Customer purchase order number pursuant to which it is being delivered.

b. Goods shall be delivered [*] to the Facility designated on the Purchase Order. Illumina’s title to Goods (except for Software) and risk of loss or damage thereto shall pass to Customer [*]. [*].

c. With respect to Custom Goods and/or Substitute Consumables, the terms and conditions of Section 14, including terms negotiated in accordance therewith, shall prevail over conflicting terms and conditions set forth in this Section 7.

8. Forecast.

a. Forecast. No later than [*] each calendar quarter, Customer shall provide Illumina with a written [*] forecast [*] detailing [*] the quantity of Consumables that Customer intends to purchase from Illumina [*] (the “Forecast”). Subject to the terms and conditions of this Agreement (including Section 8(b) below), the [*] of each Forecast shall be binding provided that Illumina agrees that it can supply Consumables to Customer according to the shipping schedule proposed by Customer for that [*] period (the “Firm Forecast”). The first [*] Forecast [*] shall be due no later than January 3, 2012 and the first Firm Forecast [*] shall be established at the time Illumina agrees that it can supply Consumables to Customer according to the shipping schedule proposed by Customer for that [*] period set forth in the Forecast. The second [*] Forecast shall be due no later than January 15, 2012, with a proposed Firm Forecast [*]. If Firm Forecasts are not timely provided by Customer, then Illumina’s obligations under Section 12 with regard to Purchase Orders submitted under a Firm Forecast shall not be effective until a Firm Forecast is provided and delivery times are accepted by Illumina. For the avoidance of doubt, Customer may issue Purchase Orders for Consumables above and beyond the Firm Forecast [*] at any time, which shall not be binding unless and until accepted by Illumina.

b. Changes to Forecast. After a Firm Forecast has been established, Customer shall have a [*] right, exercisable in the calendar quarter to which the Firm Forecast pertains, to revise the Firm Forecast, provided that (i) the revised Firm Forecast must be submitted to Illumina no later than [*], (ii) the total quantity of Consumables to be ordered during the Firm Forecast may not be revised by more than [*] and (iii) the shipping schedule [*]. Illumina will work in good-faith

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

with Customer to support any unanticipated increases in Customer’s demand for Consumables that exceed [*] increase. If the revised Firm Forecast is submitted in accordance with the conditions set forth herein, then the revised Firm Forecast shall be binding.

9. Previously Purchased Illumina Equipment and Reagents.

Prior to the Effective Date Customer purchased Illumina instruments and software, including accessories and peripherals, in a variety of sales transactions. To the extent those instruments, software, accessories and peripherals would be Hardware or Software had they been purchased under this Agreement, Customer shall have the right to use those instruments, software, accessories and peripherals within the Customer Field of Use under the terms and conditions, including restrictions in Section 21, and subject to the Customer representations and warranties, set forth in this Agreement. Other than the foregoing limited right of use in the Customer Field of Use, all other terms and conditions of the original sales agreements shall govern those instruments, software, accessories and peripherals.

10. Minimum Annual Purchase.

a. Minimum Annual Purchase. Subject to permitted adjustments as set forth in this Section 10(b), Customer shall purchase a minimum of [*] (the “Minimum Annual Purchase”). In the event the Minimum Annual Purchase requirement is not met for a calendar year, and the Agreement has not been terminated by Aria in accordance with Section 29 (c)(i) (termination for convenience), Section 29(c)(ii) (termination because of Illumina breach), or Section 29(c)(iii) (termination because of Illumina bankruptcy) prior to the end of the calendar year, then [*]. Customer acknowledges and agrees to the conditions in this Section 10(a) and further agrees that should the definition of Customer Field of Use be so amended, Customer shall not use Goods for the provision of commercial services described in part (a) of the Customer Field of Use definition. [*].

b. Adjustments to Minimum Annual Purchase. If requested by Customer [*] during the Term, then the Parties will review the amount of the then current Minimum Annual Purchase. If appropriate based on then current market conditions for commercial services in subpart (a) of the Customer Field of Use, then the amount of the Minimum Annual Purchase for that year shall be adjusted up or down by a percentage mutually agreed upon by the Parties[*].

c. Any amendments to the Agreement made pursuant to this Section 10 shall be in writing and made in accordance with Section 32(h).

11. Price.

a. Goods Pricing. Subject to the terms and conditions, including price adjustments, in this Section 11, the purchase price for Goods purchased and supplied hereunder shall be as set forth in Exhibit A. In the event Illumina reconfigures or repackages any Consumable on Exhibit A to have a different sample capacity than the sample capacity for that Consumable presently set forth on Exhibit A [*], then the price charged Customer for that reconfigured or repackaged Consumable will be established such that the cost to Customer for that Consumable will be the same on a per sample basis as was the cost to Customer for the corresponding Discontinued Consumable, i.e., the per sample price, based on sample capacity of the reconfigured or repackaged Consumable, will be the same as the per sample price of the Consumable that was reconfigured or repackaged (and thereby becoming a Discontinued Consumable). The so reconfigured or repackaged Consumable will be a Consumable, and the Agreement will be amended in writing and in accordance with Section 32(h).

i. Consumable Spend. It shall be Customer’s responsibility to calculate the Consumable Spend (see Exhibit A) for the applicable [*]. Customer shall set forth the detailed calculation of the applicable Consumable Spend on each Purchase Order for Consumables submitted under this Agreement, and shall indicate the price of Consumables on that Purchase Order in accordance with the Consumable Spend set forth on Exhibit A.

ii. Hardware Discount. It shall be Customer’s responsibility to calculate the discount from quoted list price (see Exhibit A), if any, applied to the price of Hardware set forth on Exhibit A. Customer shall set forth the detailed calculation of the applicable discount on each Purchase Order for Hardware submitted under this Agreement, and shall indicate the price of the Hardware on that Purchase Order in accordance with the discount set forth on Exhibit A.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

iii. Test Fee. It shall be Customer’s responsibility to calculate the Test Fee owed to Illumina on a [*] basis, and provide payment for such Test Fees in accordance with Exhibit A to Illumina no later than [*]. Each such [*] payment shall be accompanied by a written report that states (1) the number of tests performed during the applicable [*], (2) the total of the actual amounts charged by Customer for all tests performed [*], and (3) the total of the actual amount(s) received by Customer [*] for tests performed [*]. The first Test Fee report and Test Fee payment shall be made [*] in which a Test Fee is due to Illumina in accordance with Exhibit A [*]. Customer shall maintain its books and records relating to services for which a Test Fee is applicable for [*], wherein such books and records shall, at minimum, include (i) each test performed and the date of performance, (ii) the amount charged by Customer for each test, (iii) the amount received by Customer for each test and the date each such payment was received, and (iv) whether the test was performed using only Illumina Instruments (including instruments permitted to be used under Section 9), and (v) whether the test was performed in duplicate (or more) in accordance with Section 2(c). Illumina shall have the right to have an independent auditor audit such books and records [*] during the Term and [*] following the Term, during business hours [*], to confirm accuracy of such Test Fee reports and payments. Any overpayments or underpayments shall be paid by the applicable Party by refund or payment, respectively, within [*]. In addition to all other remedies available to Illumina under this Agreement and at law and in equity, Customer shall be responsible for paying for, or reimbursing Illumina for, the costs of any audit that reveals an underpayment of Test Fees of [*] the amount that should have been paid for the period subject to the audit. Prior to conducting any audit pursuant to this Section 11(a), Illumina agrees to cause its auditor to sign any privacy or confidentiality agreement required under applicable law or otherwise reasonably requested by Customer in connection with the audit.

b. Discontinued Consumable/Custom Goods Pricing. If Discontinued Consumables will be made available to Customer for purchase as Custom Goods in accordance with Section 14, then the purchase price for Discontinued Consumables will be determined by Illumina at or after the time of discontinuation, based on factors such as lot size, minimum quantities, lead time, and Illumina will notify Customer of the purchase price for same.

c. Substitute Consumable Pricing. A Substitute Consumable will be offered for sale to Customer under this Agreement at the same base price (Exhibit A) as the Consumable for which it substitutes, subject to the additional Test Fee as set forth on Exhibit A and Consumable Spend. Lead times, warranty, support and other terms may be amended as appropriate for the Substitute Consumable.

12. Purchase Orders; Lead Times; Delivery. Goods purchased under this Agreement shall be ordered using written Purchase Orders. Illumina shall be deemed to have accepted a Purchase Order if it has not notified Customer of rejection within [*]; provided that Illumina shall be obligated to accept all Purchase Orders for quantities of Consumables Goods within the Firm Forecast for that period, provided the delivery schedule for same is as set forth in the Firm Forecast. Upon acceptance, Purchase Orders shall be binding for Customer to purchase and for Illumina to timely deliver the applicable Goods in accordance with quantities and delivery schedule set forth on the applicable Purchase Order. Purchase Orders shall be sent to the attention of Illumina Customer Solutions or to any other person or department designated by Illumina in writing. Purchase Orders shall state, at a minimum, the Illumina part number for Goods, quantity ordered, price, and Facility for delivery of Goods. Delivery dates for Goods ordered hereunder will be on[*], the date as mutually agreed upon in the Firm Forecast, or if not stated therein, then stated and accepted at the time of ordering. Illumina will [*] deliver Goods as per the agreed upon delivery dates.

13. Invoices; Payment. Illumina shall issue invoices upon shipment of Goods hereunder. Invoices shall be sent to Customer’s accounts payable department, or any other address designated by Customer in writing. All payments by Customer on such invoices are due [*]. Any amounts not paid when due under this Agreement will accrue interest at the rate of one and one half percent (1.5%) per month, or the maximum amount allowed by law, if lower. [*]. In the event that any payment is not made within the time period specified in this Agreement, then Illumina shall have the right to revoke the rights conferred on Customer in Section 3(a), and suspend performance, including shipment of Goods until all payments are made current. [*]. Each Purchase Order is a separate, independent transaction under this Agreement, and Customer has no right of set-off against other Purchase Orders or other transactions with Illumina. Termination or expiration of this Agreement shall not cancel any amount owed to Illumina under this Agreement that has not been paid as of the last day of the Term, including without limitation any amounts owed under Sections 6(a) (installation), 7(b) (shipping and insurance), 10 (Minimum Annual Purchases), 11 (pricing and Test Fee).

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14. Discontinued Consumables; Substitute Consumables.

a. Discontinued Goods; Supply. Customer acknowledges and agrees that Goods will not be manufactured in their current configurations indefinitely, as a result of product life cycle or other business considerations. A Consumable may be phased out of production or there may be a new, reconfigured, or repackaged version of a Consumable that embodies a change to form, fit or function that may have a material effect on Customer (see definition of “Discontinued Consumable”), or a non-GMP Consumable may in the future be manufactured under GMP (see definition of “Substitute Consumable”).

i. Subject to the terms and conditions of this Agreement, including this Section 14, in the case of a Discontinued Consumable for which there is a Substitute Consumable or a new, reconfigured, or repackaged version that replaces the Consumable, Illumina will [*] continue to supply Customer with that Discontinued Consumable for a minimum of [*] after making the Substitute Consumable or the new, reconfigured, or repackaged version of the Discontinued Consumable available to Customer for purchase as a Consumable under this Agreement.

ii. Subject to the terms and conditions of this Agreement, including this Section 14, in the case of a Discontinued Consumable that is phased out without replacement, Illumina will [*] continue to supply Customer with the Discontinued Consumable for a minimum of [*] after notifying the Customer in writing of its intent to discontinue the Consumable without replacement. If Customer requests that such Discontinued Consumable be supplied for a period longer than the period specified in the preceding sentence, then Customer shall provide Illumina with written notice of its request [*] after receipt of Illumina’s notice, and Customer and Illumina shall negotiate the terms and conditions under which the Discontinued Consumable will be offered to Customer under this Agreement as a Custom Product. At a minimum, the terms of supply for such a Custom Product shall include but not be limited to a purchase requirement of minimum lot sizes, and the Parties’ agreement on lead times and, subject to Section 11(b), pricing. In the event Illumina makes a Substitute Consumable or a new, repackaged or reconfigured version of a Discontinued Consumable available for purchase during a period in which Illumina is supplying Customer with that Discontinued Consumable as a Custom Product, then Illumina will [*] continue to supply the Custom Product to Customer [*] after the Substitute Consumable or new, repackaged or reconfigured version is available for purchase under this Agreement, to allow Customer time to validate the Substitute Consumable or new, repackaged or reconfigured version of Consumable.

b. Substitute Consumables. If and when Illumina manufactures a Substitute Consumable and makes that Substitute Consumable available for purchase under this Agreement, then Customer shall be required to purchase and implement the Substitute Consumable instead of the Consumable for which it substitutes [*]. In accordance with Section 14(d) (amendment of Exhibit A), the Substitute Consumable shall be purchased and supplied under the terms and conditions of this Agreement, subject to the Parties’ mutual agreement regarding lead times, warranty terms, support, and other applicable terms that may vary for such Substitute Consumable because of its regulatory status, as compared to the Consumable for which it substitutes. Customer shall [*] evaluate the equivalency of such Substitute Consumable to the Consumable for which it substitutes and, if Customer demonstrates that the Substitute Consumable is not reasonably equivalent, then Illumina shall [*] identify and address the cause of the inequivalency. Subject to the terms of this Agreement, including Section 14, Illumina shall [*] supply the Consumable for which the Substitute Consumable substitutes until the earlier of the date on which an equivalent Substitute Consumable becomes available for purchase under this Agreement or [*].

c. Each Party acknowledges that in some cases it may not be possible or commercially practical for Illumina to continue to supply Discontinued Goods, Custom Goods, or Substitute Consumables [*]. Notwithstanding anything in this Section 14 to the contrary, Illumina shall not have any obligation to supply Customer with a Discontinued Consumable or Custom Goods Consumable after Customer has validated a Substitute Consumable or a new, repackaged or reconfigured version of that Consumable. If Illumina makes a Substitute Consumable or a new, repackaged or reconfigured version of any Discontinued Consumable available for purchase under this Agreement, then the Parties agree that the Substitute Consumable or new, repackaged or reconfigured version shall automatically be added to Exhibit A of this Agreement as a Consumable, which shall be amended in accordance with Section 32(h) to reflect Goods added to or removed from the Exhibit.

15. Validation. Customer shall be solely responsible for validating (a) all Goods for the particular uses made of them by Customer, (b) all data generated from Customer’s use of the Goods and (c) the utility of the Goods in the Customer Field of Use. For the avoidance of doubt, the obligations in this Section 15 extend to Software, and any Substitute

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Consumable, Discontinued Consumable or Custom Goods products supplied under this Agreement. All costs and expense associated with validation activities concerning Goods purchased under this Agreement shall be the sole responsibility of Customer.

16. Regulatory; Other Terms.

a. Research Use Only. Customer acknowledges that, as of the Effective Date, the Goods have not been subjected to regulatory review or approved or cleared by the FDA or any other regulatory entity, or otherwise reviewed, cleared or approved under any statute, law, rule or regulation for any purpose, whether research, commercial, diagnostic or otherwise. For the avoidance of doubt, as of the Effective Date, the Consumables offered for sale under this Agreement are not manufactured under GMP.

b. No Warranty of Utility. Notwithstanding the rights conferred under Section 3 for Customer to use the Goods in Customer Field of Use, and without limiting the lack of warranty stated in Section 19, Illumina makes no claim, representation, or warranty of any kind as to the utility of the Goods for Customer’s use, including, without limitation, whether the regulatory status of the Goods is appropriate for Customer’s use. Customer is solely responsible for determining the utility and fitness of the Goods for its intended uses.

c. Regulatory Approvals. Customer is solely responsible for obtaining any and all regulatory approvals and licensure necessary for the particular uses made of the Goods by Customer, including in Customer’s services. [*].

d. Substitute Consumable. In the event Illumina manufactures a Substitute Consumable and makes that Substitute Consumable available for purchase, then the terms of Section 14(c) shall be applicable.

e. Disclosures. Customer will disclose to Illumina in a timely manner any communication, oral or written, that it receives from the FDA (or its foreign counterparts) that impacts, or would reasonably be expected to impact, Customer’s use or purchase of any Goods under this Agreement. Illumina will disclose to Customer in a timely manner any communication, oral or written, that it receives from the FDA (or its foreign counterparts) that impacts, or would reasonably be expected to impact, Illumina’s supply of any Goods under this Agreement. Each Party will disclose to the other Party in a timely manner any written communication that it receives from the FDA that refers to or directly relates to the business relationship between Customer and Illumina. If either Party receives any of the preceding communications, then the Parties will cooperate to address any concerns or issues raised by FDA (or its foreign counterpart) therein. Notwithstanding the foregoing, each Party is solely responsible for its own adherence to all rules, regulations, laws, and internal policies regarding its performance under this Agreement and any communications received from or made to the FDA (or foreign counterparts) and nothing in this Agreement shall restrict or prohibit it from communicating with the FDA in the manner it deems necessary.

f. Compliance with Law. Each of Customer and Illumina has the right to cease performance under the Agreement, including without limitation, the sale and supply of Goods under the Agreement, and without liability to the other for such cessation (except for payment for Goods and services delivered up to that date, and except for Customer obligations pursuant to Section 16(c)(ii)), in the event that either Party is notified by the FDA (or an agency under the Federal Health and Human Services) or any foreign equivalent, or has a reasonable basis to believe, that its performance under this Agreement is illegal or violates any law or order including, without limitation, any FFDCA law, FDA regulation, order, or similar action, subject to the requirement that the party receiving such notice, or that has such reasonable basis to believe, has first notified the other Party in writing of the notice or belief and the Parties have discussed the matter. This subsection (f) is not intended to be used by either Party as a means merely to cease performance under the Agreement early, but instead is intended to allow the affected Party to cease performance when continuing performance is or is likely to become unlawful as provided herein. Each Party agrees that it shall not exercise its right to cease performance under this Section 16(f) early unless the conditions of cessation stated herein are satisfied. Customer shall cease use of Goods in subpart (a) of Customer Field of Use immediately upon either Party ceasing performance under this Agreement pursuant to its right under Section 16(f).

g. Training and Customer Audits. The Parties agree that it is important to maintain the highest possible levels of quality both from Illumina’s supply side and in connection with Customer’s use of the Goods purchased hereunder.

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Accordingly, Customer agrees to undertake any training for the use of the Goods that Illumina may reasonably request and make available to Customer. Customer further agrees to allow Illumina to audit Customer, upon reasonable advance written notice, during normal business hours, no more frequently than [*] in order to verify the proficiency of Customer personnel in the use of the Goods within the Customer Field of Use. Illumina agrees to allow Customer to audit Illumina, upon reasonable advance written notice, during normal business hours [*] in order to satisfy obligations it may have under applicable law as a CLIA Laboratory. The place, times, and dates for such audits will be mutually agreed upon. Prior to conducting any audit pursuant to this Section 16(g), the auditing Party agrees to sign any privacy or confidentiality agreement required under applicable law or otherwise reasonably requested by the Party being audited.

17. Instrument Standards. Each Instrument and other Hardware provided hereunder shall comply with the normative safety and EMC general requirements for Electrical Equipment for Measurement, Control and Laboratory Use.

18. Limitation of Liability. TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL ILLUMINA OR ITS SUPPLIERS, OR CUSTOMER, BE LIABLE TO EACH OTHER OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE). ILLUMINA’S TOTAL AND CUMULATIVE LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE SHALL IN NO EVENT EXCEED [*]. THE LIMITATIONS SET FORTH IN THIS SECTION 18 SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

19. Limited Warranties. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN SECTIONS 25 (Hardware), 26 (Software), AND 28 (Consumables) OF THIS AGREEMENT, ILLUMINA MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE GOODS OR ANY SERVICES PROVIDED IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE.

20. Confidentiality.

a. Confidential Information. The Parties acknowledge that, by virtue of the activities to be performed and the relationships created under this Agreement, each Party (as the “Recipient Party”) may have access to confidential or proprietary information (“Confidential Information”) of the other Party (as the “Disclosing Party”). Confidential Information may include, but shall not be limited to, inventions, designs, formulas, algorithms, trade secrets, know-how, customer lists, cost and pricing information, business and marketing plans, and other business, regulatory, manufacturing and financial information. This Agreement, including its terms and conditions is Confidential Information. Each Party is under no obligation to provide or disclose to the other Party Confidential Information that is not necessary in the performance of this Agreement. For a period of [*], the Recipient Party shall hold the Disclosing Party’s Confidential Information in confidence using the degree of care that is used by the Recipient Party with respect to its own Confidential Information, but no less than reasonable care. The Recipient Party shall disclose the Confidential Information of the Disclosing Party solely on a need to know basis to its employees, contractors, officers, directors, representatives, Affiliates (including Subsidiaries) under nondisclosure and restricted use terms consistent with this Agreement. For the avoidance of doubt, bankers, venture capitalists, and other financers are not included within the foregoing group of individuals. The Recipient Party shall not use the Disclosing Party’s Confidential Information for any purpose other than exercising its rights and fulfilling its obligations under this Agreement. The Confidential Information shall at all times remains the property of the Disclosing Party. The Recipient Party shall, upon written request of the Disclosing Party, return the Confidential Information to the Disclosing Party. Notwithstanding the foregoing, the Recipient Party may maintain in its legal department one copy of the Disclosing Party’s Confidential Information for archival purposes only.

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b. Exceptions. Notwithstanding any provision contained in this Agreement, neither Party shall be required to maintain in confidence or be restricted in its use of any of the following information: (i) information that, at the time of disclosure to the Recipient Party, is in the public domain through no breach of this Agreement or breach of another obligation of confidentiality owed by the Receiving Party to the Disclosing Party or its Affiliates ; (ii) information that, after disclosure hereunder, becomes part of the public domain by publication or otherwise, except by breach of this Agreement or breach of another obligation of confidentiality owed by the Receiving Party to the Disclosing Party or Affiliate ; (iii) information that was in the Recipient Party’s possession at the time of disclosure hereunder by the Disclosing Party unless the information was subject to an obligation of confidentiality or restricted use owed to the Disclosed Party or its Affiliate; (iv) information that is independently developed by or for the Recipient Party without use of or reliance on Confidential Information; or (v) information that the Recipient Party receives from a third party that Recipient Party reasonably believes is not subject to an obligation of confidentiality to the Disclosing Party.

c. Disclosures Required by Law. The Recipient Party may disclose Confidential Information of the Disclosing Party as required by court order, operation of law, or government regulation, including in connection with submissions to regulatory authorities with respect to the Goods or the Recipient Party’s services incorporating or using the Goods, provided that the Recipient Party promptly notifies the Disclosing Party of the specifics of such requirement prior to the actual disclosure, or promptly thereafter if prior disclosure is impractical under the circumstances, uses diligent efforts to limit the scope of such disclosure or obtain confidential treatment of the Confidential Information if available, and allows the Disclosing Party to participate in the process undertaken to protect the confidentiality of the Disclosing Party’s Confidential Information including, without limitation, cooperating with the Disclosing Party in order to comply with the requirements of such order, law, or regulation in a manner that discloses the least amount necessary, if any, of the Confidential Information of the Disclosing Party.

d. Injunctive Relief. Each Party acknowledges that any use or disclosure of the other party’s Confidential Information other than in accordance with this Agreement may cause irreparable damage to the other Party. Therefore, in the event of any such use or disclosure or threatened use or threatened disclosure of the Confidential Information of either Party hereto, the non-breaching Party shall be entitled, in addition to all other rights and remedies available at law or in equity, to seek injunctive relief against the breach or threatened breach of any obligations under this Section 20 and under Section 21.

e. Disclosure of Agreement. Notwithstanding anything in this Agreement to the contrary, neither Party may disclose this Agreement, the terms of this Agreement, including any financial terms thereof, and the subject matter of this Agreement to any third party (other than a permitted third party in Section 20(a) or Section 20(c)) without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

21. Restrictions; Reservation of Rights.

a. Restrictions.

(i) Customer expressly agrees for itself and its Subsidiaries that, unless an officer of Illumina has provided to Customer, after the Effective Date (if ever), its prior written permission to do otherwise, then : [*].

(ii) Customer expressly agrees for itself and its Subsidiaries that it shall not, nor will Customer authorize any third party or Subsidiary to, engage in any of the following activities without the express prior written permission of an officer of Illumina provided, if ever, after the Effective Date: (1) disassemble, reverse-engineer, reverse-compile, or reverse-assemble the Goods, (2) separate, extract, or isolate components of Consumables or subject Consumables or components thereof to any analysis, (3) otherwise gain access to or determine the methods of operation of the Goods, or (4) lease, sell, or resell any Goods.

b. Software. Customer expressly agrees for itself and its Subsidiaries that it shall not engage in any of the following activities without the express prior written permission of an officer of Illumina provided to Customer, if ever, after the Effective Date (i) reproduce, modify or create derivative works of the Software, except as expressly permitted in the relevant EULA provided to Customer, (ii) decompile, reverse engineer or otherwise attempt to gain unauthorized access to the Software source code, any Hardware or any component thereof or unbundle any embedded Software from

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any Hardware, (iii) use the Hardware, component thereof, or the Software for third-party training, commercial time-sharing or service bureau use, or for any purpose other than as expressly authorized in Section 3(a) of this Agreement, (iv) remove, alter, cover or obfuscate any copyright, trademark or other proprietary rights notices on or in the Goods, or (v) cause or authorize any third party or Affiliate to do any of the foregoing.

c. Documentation. Customer expressly agrees for itself and its Subsidiaries that unless the express prior written permission of an officer of Illumina is provided to Customer, if at all, after the Effective Date it shall use the Documentation in accordance with the restrictions set forth therein, which may include but shall not be limited to restrictions against altering, modifying or copying the Documentation or removing the Documentation from the Customer Facility. Any permitted copies of the Documentation shall include Illumina’s copyright and other proprietary notices. Goods shall be used only in the manner set forth in Documentation for such Goods.

d. Illumina Proprietary Information. Customer expressly agrees that unless an officer of Illumina has provided to Customer, after the Effective Date (if ever), its prior written permission to do otherwise, then it shall not use the Illumina proprietary sequences (e.g., IllumiCode/Universal Sequences, Oligonucleotide Capture Sequences, adapter sequences, and such other proprietary sequences as Illumina may identify from time to time) other than in connection with use the Goods as permitted under this Agreement. Customer acknowledges and agrees that the contents of and methods of operation of the Goods are proprietary to Illumina and/or its Affiliates and, as of the Effective Date, contain trade secrets of Illumina and its Affiliates.

e. Breach of Restricted Activities. Activities performed in violation of this Section 21 or Section 4(b) (Customer representations and warranties) are restricted activities addressed in this subsection (e). Customer acknowledges that a breach or threatened breach of Section 21(a), (b), (c), and/or (d) by Customer entitles Illumina to seek injunctive relief as provided in Section 20(d) above, in addition to any other remedies at law as provided in this Section 21(e). Without prejudice to any and all other remedies available to Illumina, a breach of any of Customer’s express agreements in the subparts of this Section 21 or a breach of any Customer representation, warranty or covenant in Section 4(b) shall [*].

f. Reservation of Rights. Illumina reserves all rights not expressly granted in this Agreement under Illumina Intellectual Property, and no licenses or rights are granted by Illumina under this Agreement, whether by implication, estoppel or otherwise, except as expressly set forth herein. The conditions and restrictions on use and activities in this Agreement, including in Sections 2, 3, 4 and this Section 21 are bargained for conditions of sale and therefore control the sale of such Goods and the rights in and to Goods conferred upon Customer at purchase.

22. Indemnity; Insurance.

a. Indemnification by Illumina for Infringement.

i. Subject to Sections 22(b) (Excluded Claim), 22(f) (Third Party Goods), 4(a) (Customer responsible for identifying and ensuring that it has all rights from third parties that are necessary for its intended use of Goods in the Customer Field of Use) and 22(e) (Conditions), Illumina shall defend, indemnify and hold harmless Customer, and its officers, directors, representatives and employees, against any third-party claim or action to the extent alleging that the Goods purchased under this Agreement, when used by Customer in accordance with the terms and conditions of this Agreement, infringe any valid and enforceable third party Intellectual Property Right, and Illumina shall pay all settlements entered into, and all final judgments and costs (including reasonable attorneys’ fees) awarded against such indemnified party in connection with any such action.

ii. If the Goods or any part thereof, become, or in Illumina’s opinion may become, the subject of an infringement claim against Illumina or Customer, Illumina shall have the right, at its option, to (1) procure for Customer the right to continue using such Goods, (2) modify or replace such Goods with substantially equivalent noninfringing products, or (3) require the return of such Goods that are or may become the subject of an infringement claim and terminate the rights, license and any other permissions given hereunder with respect thereto and refund to Customer the price paid for such returned Goods, however no refund will be given for used-up Consumables. This Section 22 (a) states the entire liability of Illumina for any infringement of third party Intellectual Property Rights as a result of Customer’s use of the Goods.

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b. Excluded Claim. Illumina shall have no obligations, including no obligation under Section 22(a), to defend, indemnify or hold harmless Customer, its officers, directors, representatives and employees with respect to any third-party claim or action to the extent such is an Excluded Claim. [*].

c. Indemnification by Illumina for Material Breach. Subject to Sections 22(b) (Excluded Claim), 22(f) (Third Party Goods), 4(a) (Customer responsible for identifying and ensuring that it has all rights from third parties that are necessary for its intended use of Goods in the Customer Field of Use) and 22(e) (Conditions), Illumina shall defend, indemnify and hold harmless Customer, and its officers, directors, representatives and employees, against any third-party claim or action to the extent it arises from a material breach of this Agreement by Illumina, except that Illumina shall have no obligation to defend, indemnify and hold harmless under this Section 22(c) to the extent any such claim or action arises as a result of Customer’s gross negligence or intentional misconduct.

d. Indemnification by Customer. Subject to Section 22(e), Customer shall defend, indemnify and hold harmless Illumina, and its Affiliates, officers, directors, representatives and employees, against any claims, liabilities, damages, fines, penalties, causes of action, and losses of any and every kind resulting from any third-party claim or action that is, relates to, or arises out of (i) an Excluded Claim, (ii) any use of the Goods purchased by Customer under this Agreement that is not subject to Illumina’s obligation to indemnify set forth in Section 22(a) or (c), including without limitation any failure of Customer to obtain and maintain necessary regulatory approvals and licenses (such as CLIA license) for Customer’s services incorporating the Goods, (iii) a material breach of this Agreement by Customer or its Affiliates, except that Customer shall have no obligation to defend, indemnify and hold harmless under this Section 22(d) to the extent any such claim or action arises as a result of Illumina’s gross negligence or intentional misconduct.

e. Conditions. The Parties’ indemnification obligations pursuant to this Section 22 are subject to the Party seeking indemnification (i) notifying the other, indemnifying Party promptly in writing of such action, (ii) giving indemnifying Party exclusive control and authority over the defense of such action, (iii) not admitting infringement of any third party Intellectual Property Right without prior written consent of the indemnified Party, (iv) not entering into any settlement or otherwise consenting to an adverse judgment or order or make any admission as to liability or fault that would adversely affect the indemnified party without the indemnifying Party’s prior written consent, and (v) providing all reasonable assistance to the indemnifying Party that the indemnifying Party requests and ensuring that its officers, directors, representatives and employees likewise provide assistance (provided that indemnifying Party reimburses the indemnified Party(ies) for its/their reasonable out-of-pocket expenses incurred in providing such assistance).

f. Third-Party Goods. Notwithstanding anything herein to the contrary, Illumina shall have no indemnification obligations with respect to any goods or software originating from a third party and supplied to Customer under this Agreement. Customer’s sole right to indemnification with respect to such third party goods or software shall be pursuant to the original manufacturer’s or licensor’s indemnity, if any, to Customer, to the extent provided by the original manufacturer or licensor.

g. Insurance. Prior to that time when Customer provides the first commercial service in subpart (a) of the Customer Field of Use, Customer shall maintain insurance coverage for product liability and commercial general liability and public liability insurance at levels that are appropriate for a commercial entity that is using Goods within subsection (b) of Customer Field of Use. [*], in the case of each of (i) and (ii) to protect Illumina and its officers, directors, employees, representatives and agents, and Affiliates under the indemnification provided hereunder, and shall maintain at least that level of insurance throughout the remaining term of the Agreement. The insurance coverage shall include professional liability/medical malpractice in the amount of no less than [*]. [*] Illumina shall be provided appropriate certificates of insurance. [*]. The policies should state that they may not be cancelled or amended without 60 days prior written notice to Illumina. Customer shall maintain such insurance at all times during the Agreement and for a period of three (3) years thereafter.

23. Shelf-life. All Consumables shall have no less than [*] shelf life at the time of receipt.

24. Additional Instrument Service and Support. If Customer desires additional service and support for Hardware above that set forth in this Agreement, then Customer and Illumina will enter into a separate service and support agreement.

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25. Warranty for Hardware.

a. The “Hardware Warranty Period” shall be for a period of [*]. In the case of Hardware that includes installation, the Hardware Warranty Period shall commence upon installation of the Hardware. For all other Hardware, the Hardware Warranty Period commences upon delivery. During the Hardware Warranty Period, the Hardware (other than Software, the warranty for which is set forth in Section 26) will conform to the Specifications. This limited warranty extends only to Customer as original purchaser unless otherwise agreed upon in writing by Illumina.

b. The foregoing warranty for Hardware shall not apply if the Hardware or any component thereof (i) has been subjected to abuse, misuse, neglect, negligence, accident, or to testing, installation, storage, handling or use contrary to the Documentation or any other written instructions issued by Illumina to Customer or has been used in any manner inconsistent with the terms and conditions of this Agreement, (ii) has been repaired, altered, disassembled or reassembled, or removed from the Facility by persons not expressly authorized by Illumina, (iii) has not been installed, operated, repaired and maintained in accordance with the Documentation, (iv) has failed due to an act of God, including but not limited to fire, flood, tornado, earthquake, hurricane, lightning, threat of or actual acts of terrorism or war, or (v) has been used with any third party software, hardware, or item including, without limitation, reagent which has not been previously approved in writing by Illumina. If during the Hardware Warranty Period: (1) Illumina’s authorized service or support representative is notified promptly upon discovery of any failure of the Hardware to conform to the warranty set forth in this Section, including a reasonable description of such alleged failure, (2) at Illumina’s option, either access to the Hardware is provided to Illumina on-site at the Facility or such applicable component(s) are returned, transportation charges prepaid, to Illumina’s designated facility in accordance with Illumina’s then-current return procedures, and (3) Illumina’s inspections and tests determine that the Hardware or the applicable component indeed fails to so conform and has not been subjected to any of the conditions of (i) through (v) set forth in this Section 25, then, as Customer’s sole remedy and Illumina’s sole obligation under the foregoing warranty, Illumina will, at Illumina’s option, repair or replace without charge the Hardware or applicable component(s). Any Hardware or component that has either been repaired or replaced under this warranty shall have warranty coverage for the longer of ninety (90) days from date the repaired or replaced Hardware or component is returned to Customer or the remaining warranty period. Repairs may include the replacement of parts with functionally equivalent, reconditioned or new parts.

26. Software Warranty. The Software will conform in all material respects to its Specifications for the warranty period specified in the EULA provided with the Software, but in any event no longer than the Hardware Warranty Period; provided that Customer maintains a software release level within one major release of the most current release of the Software. Customer’s sole remedy and Illumina’s sole obligation under the foregoing warranty shall be for Illumina to use commercially reasonable efforts to correct any substantial nonconformity of the Software reported to Illumina’s authorized service or support representative by Customer during the warranty period. The foregoing warranty shall not apply to any failure to conform by the Software that is caused by (a) the use or operation of the Software in an environment other than that intended or recommended by Illumina in the applicable Documentation, (b) modifications to the Software not made or authorized by Illumina, or (c) third party hardware or software, provided by any third party and not authorized by Illumina for use with the Software. In addition, the foregoing warranty shall not apply to any Software which has been used with any third party hardware or software not authorized by Illumina for use with the Software.

27. Third-Party Goods. Notwithstanding anything herein to the contrary, Illumina makes no warranty with respect to any third-party goods supplied under this Agreement. Customer’s sole remedy with respect to such third-party goods shall be pursuant to the original manufacturer’s or licensor’s warranty, if any, to Customer, to the extent permitted by the original manufacturer or licensor.

28. Warranty for Consumables. The Consumables (excluding Consumables that are Custom Goods, if any), will conform to the Specifications until [*] (the “Consumable Warranty Period”). This limited warranty extends only to Customer as original purchaser unless otherwise agreed upon in writing by Illumina. As to Consumables that are Custom Goods, Illumina only warrants to Customer that such Custom Goods shall (i) be manufactured substantially in accordance with all applicable laws and regulations and (ii) undergo Illumina’s standard quality control procedures. Illumina makes no warranty that Customer will achieve its desired results through use of such Custom Goods. The foregoing warranties shall not apply if any Consumable (1) has been subjected to abuse, misuse, neglect, negligence, accident, or to testing,

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installation, storage, handling or use contrary to the Documentation or any other written instructions issued by Illumina to Customer or has been used in any manner inconsistent with the rights conferred upon Customer under this Agreement, (2) has been repaired, altered, disassembled or reassembled, (3) has not been operated, repaired and maintained in accordance with the Documentation, (4) has failed due to an act of God, including but not limited to fire, flood, tornado, earthquake, hurricane, lightning, threat of or actual acts of terrorism or war, or (5) has been used with any third party good not provided under this or any other agreement with Illumina,. If during the Consumable Warranty Period: (A) Illumina’s authorized service or support representative is notified promptly upon discovery of any failure of such Consumable to conform to the warranty set forth in this Section, including a reasonable description of such alleged failure, (B) such Consumable is returned, transportation charges prepaid, to Illumina’s designated facility in accordance with Illumina’s then-current return procedures, and (C) Illumina’s inspections and tests determine that such Consumable indeed fails to conform and has not been subjected to any of the conditions set forth in this Section, then, as Customer’s sole remedy and Illumina’s sole obligation under the foregoing warranty, Illumina will, at Illumina’s option, repair or replace without charge such Consumable. Any Consumable that has either been repaired or replaced under this warranty shall have warranty coverage for [*].

29. Term; Cancellation; Termination.

a. Term. This Agreement shall commence on the Effective Date and terminate three (3) years thereafter unless otherwise terminated early as provided hereunder or extended longer by the Parties’ mutual written agreement (the “Term”).

b. Cancellation of Orders. All Purchase Orders accepted by Illumina are non-cancelable by Customer and may not be modified without the prior written consent of Illumina.

c. Termination. (i) Customer may terminate this Agreement for convenience by providing Illumina with [*] prior written notice [*]. (ii) If either Party breaches a material provision of this Agreement and fails to cure such breach within [*] after receiving written notice of the breach, then the non-breaching Party shall have the right to terminate this Agreement by providing written notice to the other Party. (iii) Either party may terminate this Agreement, effective immediately upon written notice, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors that is not dismissed within [*]. In the event of any bankruptcy or insolvency proceeding commenced by or against Customer, Illumina shall be entitled to cancel any Purchase Order then outstanding. (iv) Illumina may terminate the Agreement pursuant to rights set forth in Section 21(e) (breach of restrictions) and 32(e) (improper assignment of agreement)

30. Survival of Obligations All provisions of this Agreement that by their nature should survive termination or expiration of the Agreement shall survive termination or expiration, including without limitation Sections 2(c) (Supply), 3(c) (No Other Rights), 4 (May Require Additional Rights), 5 (Applicability), 11(a)(iii) (audit right), 13 (Invoices Payments), 14 (only with respect to any supply obligations continuing after Term), 15 (Validation), 16(b) (No Warranty), 16(c) (Regulatory Approval), 16(e) (FDA Disclosures), 16(f) (only last sentence regarding Customer ceasing use)18 (Limitations of Liability), 19 (Limited Warranties), 20 (Confidentiality), 21 (Restrictions), 22 (Indemnity, Insurance), 25 (Hardware Warranty), 26 (Software Warranty), 27 (Third Party Goods), 28 (Consumables Warranty), 30 (Survival), 31 (Representations Warranties; Arbitration), 33 (Miscellaneous), and all payment obligations incurred hereunder. All rights and obligations of the Parties that do not survive termination or expiration of this Agreement shall cease upon termination or expiration of this Agreement. Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

31. Representations and Warranties; Arbitration.

a. Illumina represents and warrants to Customer that (i) it has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform its obligations hereunder; and (ii) that the execution, delivery and performance of this Agreement by Illumina is not in violation of, in conflict with, and does not constitute a default under any contract, obligation or commitment to which Illumina is a party.

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b. In addition to representations, warranties and covenants made elsewhere in this Agreement, Customer represents and warrants to Illumina that (i) it has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform its obligations hereunder and (ii) that the execution, delivery and performance of this Agreement by Customer is not in violation of, in conflict with, and does not constitute a default under any contract, obligation or commitment to which Customer is a party.

c. Subject to the terms and conditions of this Section 31(c), any dispute, claim or controversy arising out of or relating to the breach, termination, enforcement, interpretation or validity of this Agreement, shall be determined by arbitration in San Diego, California before one arbitrator who has at least ten (10) years of experience in handling disputes similar to the dispute to be arbitrated hereunder. The arbitration shall be administered by JAMS pursuant to the set of JAMS rules mutually agreed upon by the Parties. Each Party shall be responsible for its own costs and expenses incurred in presenting such Party’s case to the arbitrator, such as attorney’s fees or expert witness fees, and all other fees and expenses shall initially be paid equally by the Parties, subject to possible reimbursement in the final award. The arbitration award shall allocate fees, expenses, and damages in a way that bears a reasonable relationship to the outcome of the arbitration. The decision of the arbitrator shall be final and binding on the Parties, provided, however, that the arbitrator shall not have the authority to alter any explicit provision of this Agreement. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. This Section 31(c) shall not apply to, and no arbitration shall resolve, disputes relating to issues of scope, infringement, validity and/or enforceability of any Intellectual Property Rights.

32. Miscellaneous.

a. Future Products. Customer acknowledges and agrees that, except as expressly stated in this Agreement with respect to Substitute Consumables and with respect to any new version of a Discontinued Consumable in accordance with Section 14, any future products and/or services that Illumina may offer (“Unreleased Products”) shall be added to this Agreement only upon the mutual written agreement of the Parties and shall be subject to new part numbers, pricing, and specifications. Customer agrees that its purchase of the Goods hereunder is not in reliance on the availability of any Unreleased Products.

b. Severability; No Waiver. If any provision of this Agreement is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The failure of either Party to exercise any right granted herein or to require any performance of any term of this Agreement or the waiver by either Party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement.

c. Export Control. Customer acknowledges and agrees that the Goods, or any related technology provided under this Agreement, may be subject to restrictions and controls imposed by the United States Export Administration Act and the regulations thereunder (or the regulations and laws of another country). Customer shall not export or re-export the Goods, or any related technology into any country in violation of such controls or any other laws, rules or regulations of any country, state or jurisdiction.

d. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed received when (i) delivered personally; (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or ten (10) days for international mail); or (iii) one (1) day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, two (2) days after deposit with a commercial express courier specifying 2-day delivery, with written verification of receipt. All notices shall be sent to the following or any other address designated by a Party using the procedures set forth in this sub-section:

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If to Illumina

Illumina, Inc.

9885 Towne Center Drive

San Diego, CA 92121

Attn: Senior VP of Corporate and Venture Development

cc: General Counsel

After November 20, 2011:

Illumina, Inc.

5200 Illumina Way

San Diego, CA 92122

Attn: Senior VP of Corporate and Venture Development

cc: General Counsel

If to Customer

Aria Diagnostics, Inc.

5945 Optical Court

San Jose, CA 95138

Attn: CEO

cc: VP, IP and Legal Affairs

e. Assignment. The rights conferred by Illumina to Customer hereunder are personal. Consistent therewith, Customer may not assign or transfer this Agreement or any rights or obligations under this Agreement, whether voluntary, by operation of law, in connection with an acquisition (whether an asset or stock purchase), change of control, merger or any other form of transaction (however structured) involving Customer or its shareholders, in each and every case without the prior written consent of Illumina. Notwithstanding the foregoing, Illumina shall not unreasonably withhold or delay its consent to Customer’s requested assignment or transfer of this agreement to any successor of Customer[*]. Illumina or any Illumina successor may assign this Agreement or all or part of the right to payments under this Agreement. Any assignment or transfer of this Agreement by Customer other than in accordance with this Section 32(e) shall be null and void and shall give Illumina the right to terminate the Agreement immediately upon written notice to Customer. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.

f. Law. This Agreement and performance by the Parties hereunder shall be construed in accordance with the laws of the State of California, U.S.A., without regard to provisions on the conflicts of laws.

g. Force Majeure. Neither Party shall be responsible for any failure to perform or delay in the performance of this Agreement attributable in whole or in part to any cause beyond its reasonable control, including but not limited to acts of God, fire, flood, tornado, earthquake, hurricane, lightning, government actions, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes, failure or delay in delivery by Illumina’s suppliers or subcontractors, transportation difficulties, shortage of energy, raw materials or equipment, or the other Party’s fault or negligence. In the event of any such delay the delivery date for performance shall be deferred for a period equal to the time lost by reason of the delay.

h. Entire Agreement; Amendment; Waiver. This Agreement, together with any applicable EULA, represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties. Subject only to the particular automatic amendments expressly stated to be permitted under this Agreement, no amendment to this Agreement will be effective unless in writing and signed by both parties. No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by the Party who has the right to waive the right, condition or breach and delivered to the other Party.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

i. Relationship of the Parties; No Third-Party Beneficiaries. The Parties are independent contractors under this Agreement and nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, as granting either Party the authority to bind or contract any obligation in the name of the other Party, or to make any statements, representations, warranties or commitments on behalf of the other Party. There are no third party beneficiaries to this Agreement.

j. Publicity; Use of Names or Trademarks. Each Party shall obtain the prior written consent of the other on all press releases or other public announcements relating to this Agreement, including its existence or its terms. Notwithstanding any of the foregoing, if required by law, including without limitation by the U.S. Securities and Exchange Commission or any stock exchange or Nasdaq, then a Party may issue a press release or other public announcement regarding this Agreement, provided that the other Party has received prior written notice of such intended press release or public announcement and an opportunity to seek a protective order if practicable under the circumstances, and the Party subject to the requirement cooperates with the other Party to limit the disclosure and includes in such press release or public announcement only such information relating to this Agreement as is required by such law. Neither Party shall use the name or trademarks of the other Party without the express prior written consent of the other Party.

k. Headings; Interpretation. Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation hereof. Whenever required by the context, the singular term shall include the plural, the plural term shall include the singular, and the gender of any pronoun shall include all genders. As used in this Agreement except as the context may otherwise require, “include”, “includes”, “including”, and “such as” are deemed to be followed by “without limitation”, whether or not they are in fact followed by such words or words of like import, and “will” and “shall” are used synonymously Except as expressly stated, any reference to “days” shall be to calendar days, and “business day” shall mean all days other than Saturdays, Sundays or a national or local holiday recognized in the United States. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or national holiday, the Party having such privilege or duty shall have until 5:00 pm PST on the next succeeding business day to exercise such privilege or to discharge such duty. It is further agreed that no usage of trade or other regular practice between the Parties hereto shall be used to interpret or alter the terms of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any particular Party, irrespective of which Party may be deemed to have authored the ambiguous provision. All monetary amounts under this Agreement are in U.S. dollars. Reference to a Section of this Agreement includes all subsections and subparts of that Section, except as the context may otherwise require.

l. Counterparts. This Agreement may be executed in one or more counterparts, and each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

[Remainder of page left blank intentionally; signature page to follow.]

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

Aria Diagnostics, Inc.:		Illumina, Inc.:

By:	/s/ Ken Song	By:	/s/ Nick Naclerio
Name:	Ken Song	Name:	Nick Naclerio
Title:	CEO	Title:	SVP Corporate & Venture Development

Date:	1/4/2012	Date:	12/22/2011

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

Consumables

Part Number	Description	Base Price
[*]	[*]	[*]

Pricing for GMP Consumables: In the event Illumina makes a Substitute Consumable available for sale instead of that non-GMP Consumable on Exhibit A, then that Substitute Consumable will be supplied to Customer instead of and as a substitute for the non-GMP version of that Consumable. The amount paid by Customer to Illumina for Substitute Consumables will be [*].

[*]

Consumable Spend	Resulting Discount off of Base Price
[*]	[*]

Consumables Purchase Price

Consumables will be priced at Base Price (above), which may be discounted based on volume-based Consumable Spend (calculated as outlined below).

Volume discounting: The Base Price will be discounted based on Customer’s “Consumable Spend”, which shall be determined [*] as follows:

[*]

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A (continued)

Hardware/Instruments

Hardware pricing will be the list price stated below, adjusted according to the schedule that follows. The schedule that follows is based on cumulative purchases for Hardware by Customer during the Term of the Agreement.

Part Number	Description	List Price as of Effective Date of this Agreement
[*]	[*]	[*]

Hardware/Instrument Purchase Price

The purchase prices for Instruments are given in the table below. The applicable discount percentage is determined based upon the aggregate quantity of Instruments that Customer has purchased as of that date under the Agreement. Once Customer has purchased a sufficient quantity of Instruments to elevate Customer to the next Tier, then all further purchases under the Agreement will be at the discount in the next Tier unless and until Customer has purchased sufficient quantities of Instruments to elevate it to the next Tier, and so on.

[*]

Tier	Cumulative Purchase Threshold	Catalog #	Description	Price	Discount from Quoted List Price
[*]	[*]	[*]	[*]	[*]	[*]

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.